Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. ANNOUNCES RESULTS OF SPECIAL MEETING AND FLORIDA OFFICE OF INSURANCE REGULATION APPROVAL

St. Petersburg, FL – February 6, 2017 – United Insurance Holdings Corp. (NASDAQ: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today announced the results of the special meeting of stockholders that took place on February 3, 2017. A total of approximately 78.7% of the shares of the Company’s common stock out of the total shares of common stock issued and outstanding and entitled to vote were present in person or represented by proxy at the special meeting. A total of approximately 98.8% of the shares voted approved the issuance of shares of common stock as contemplated by the Agreement and Plan of Merger, dated August 17, 2016, by and among the Company, Kilimanjaro Corp., Kili LLC, RDX Holding, LLC, R. Daniel Peed, Peed FLP1, Ltd., L.L.P and AmCo Holding Company. The second proposal to adjourn the special meeting to a later date or time was rendered moot and was not voted on at the special meeting.

Additionally, on February 3, 2017, the Company received regulatory approval from the Florida Office of Insurance Regulation for its pending merger with American Coastal Insurance Company. Other conditions to closing the transaction remain pending, and, subject to the satisfaction of such conditions, UPC Insurance expects to close the transaction during the first calendar quarter of 2017.

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services residential property and casualty insurance policies using a network of independent agents and a group of wholly owned insurance subsidiaries. UPC Insurance writes and services property and casualty insurance in Connecticut, Florida, Georgia, Hawaii, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina and Texas, and is licensed to write in Alabama, Delaware, Maryland, Mississippi, New Hampshire, and Virginia. From its headquarters in St. Petersburg, UPC Insurance’s team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

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CONTACT:	OR	INVESTOR RELATIONS:

United Insurance Holdings Corp.		The Equity Group
Jessica Strathman		Adam Prior
SEC Reporting Manager		Senior Vice-President
(727) 895-7737 / jstrathman@upcinsurance.com		(212) 836-9606 / aprior@equityny.com